Exhibit 10.1

TRANSITION AGREEMENT

TRANSITION AGREEMENT (this “Agreement”), dated as of December 14, 2006, among Vestar Capital Partners IV, L.P. (“VCP”), Vestar Cup Investment, LLC (“Vestar Investment”), Vestar Cup Investment II, LLC (“Vestar Investment II”) and SCC Holding Company LLC (“Holdings LLC”) (collectively, the “Stockholders”) and Solo Cup Investment Corporation (the “Company”) and Solo Cup Company (“Solo Cup”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, VCP, Vestar Investment, Vestar Cup Investment II and Holdings LLC are the holders of substantially all of the outstanding shares of voting stock of the Company and other outstanding securities exercisable or exchangeable for or convertible into voting stock of the Company;

WHEREAS, the parties hereto wish to enter into certain agreements in connection with the transition of control of the Board of Directors of the Company (the “Board”) and the Board of Directors of Solo Cup (the “Solo Cup Board”); and

WHEREAS, for purposes of this Agreement, any term not defined herein shall have the meaning assigned to such defined term in the Stockholders’ Agreement, dated as of February 27, 2004 (the “Stockholders’ Agreement”), among the parties hereto and the Management Investors;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

Section 1. Board Changes. The parties hereto acknowledge and agree: (i) that the Company will substantially underperform within the meaning of Section 2(f)(iv) of the Stockholders’ Agreement and Section 4(d) of the Certificate of Designations for the year ending December 31, 2006 and (ii) that VCP will be entitled at that time to appoint additional directors to certain boards of directors as provided in Section 2(f) of the Stockholders’ Agreement and Section 4(d) of the Certificate of Designations. In order to provide for an orderly transition, the parties hereto agree to take all such actions as are reasonably necessary to cause a duly convened meeting of the Board and the Solo Cup Board to occur on or before December 20, 2006, at which meetings the changes to the composition of the Board and the Solo Cup Board contemplated by Section 2.1(f) of the Stockholders’ Agreement and Section 4(d) of the Certificate of Designations shall occur. For the avoidance of doubt, after giving effect to the election of such Additional VCP Directors and any resignations of Holdings LLC Directors, the VCP Directors shall constitute a majority of each of the Board and the Solo Cup Board, and the parties hereto agree that the implementation of the provisions of this paragraph shall for all purposes under the Stockholders’ Agreement and the Certificate of Designations constitute the valid exercise of the rights of VCP under Section 2(f) of the Stockholders’ Agreement and Section 4(d) of the Certificate of Designations. At such meeting, (i) Robert L. Hulseman shall resign as Chairman of the Board and Chairman of the Solo Cup Board and shall be named Chairman Emeritus in each case and (ii) John F. Hulseman shall resign as Vice Chairman of the Board and Vice Chairman of the Solo Cup Board and shall be named Vice Chairman Emeritus in each case.

Section 2. Compensation to Solo Family Members. From the date hereof through December 31, 2006, no changes shall be made in the compensation (whether in the form of salary, bonuses, benefits, reimbursement of personal expenses or otherwise) paid by

Solo Cup to Solo Family Members. On and after January 1, 2007, (i) the salary paid to each Solo Family Member who is employed by Solo Cup (other than Robert L. Hulseman and John F. Hulseman, whose salaries will be adjusted as described below in this Section) may be adjusted, if necessary after review and determination by the Chief Executive Officer of Solo Cup, to be commensurate with salaries being paid to employees holding similar positions in Solo Cup; (ii) the health benefits, life insurance benefits and reimbursement of personal expenses to be received by Solo Family Members who are employees of Solo Cup shall in each case be commensurate with the health benefits, life insurance benefits and reimbursement being provided to the executive officers of Solo Cup from time to time; and (iii) the Solo Family Members shall be subject to the same employee policies (e.g. vacation, automobile, 401K) as applied to the employees of Solo Cup that hold similar positions from time to time. On and after January 1, 2007, the Company shall pay total annual compensation on a quarterly basis to (i) Robert L. Hulseman for his role as Chairman Emeritus $114,000 plus any amounts less than $937,000 that the Company pays in annual salaries and bonuses (including any severance paid in lieu of salary) to any lineal descendants of Robert L. Hulseman or their spouses and (ii) John F. Hulseman for his role as Vice Chairman Emeritus $114,000 plus any amounts less than $335,000 that the Company pays in annual salaries and bonuses (including any severance paid in lieu of salary) to any lineal descendants of John F. Hulseman or their spouses. The maximum total annual compensation in the preceding sentence shall equal $1,500,000. On and after January 1, 2007, (i) no amounts shall be paid and no health benefits provided to Solo Family Members who have previously been compensated as consultants to Solo Cup and (ii) tax preparation work for the Solo Family Members shall no longer be provided by Solo Cup. Notwithstanding the provisions of clause (ii) in the second sentence and clause (i) in the fourth sentence of this Section, health benefits will continue to be provided to such persons as are covered under the existing health insurance plan as of the date hereof until the earlier of (i) the date that Solo Cup is ready and able to transition the executives of Solo Cup to the Solo health benefit plan available to all Solo employees or (ii) March 31, 2007. In the event that any Solo Family Member is terminated by Solo Cup with or without cause, such Solo Family Member shall be provided with severance benefits as applicable under Solo Cup’s then existing severance policy taking into account such person’s position and years of service with Solo Cup; provided however, that such severance benefits shall not be for less than six months. On and after January 1, 2007 and (i) until the earlier of December 31, 2008 or the death, resignation or incapacity of Robert L. Hulseman, Robert L. Hulseman shall be provided by the Company with office space and secretarial services; and (ii) until the termination of this Agreement, Robert L. Hulseman shall be provided by the Company with an automobile consistent with terms of the Company’s policies related thereto as of the date hereof; provided, however, that he shall utilize his current automobile until December 31, 2007. If Robert L. Hulseman dies, resigns or becomes incapacitated, then Sheila M. Hulseman or his or her designee shall become Chairman Emeritus and shall receive the same annual compensation that Robert L. Hulseman would receive under this Section. If John F. Hulseman dies, resigns or becomes incapacitated, then Georgia S. Hulseman or his or her designee shall become Vice Chairman Emeritus and shall receive the same annual compensation that John F. Hulseman would receive under this Section.

Section 3. Miscellaneous.

3.1 Other Agreements. Neither the Stockholders nor the Company shall enter into any agreement or other arrangement of any kind which is inconsistent with the provisions of this Agreement or which may impair its ability to comply with this Agreement. This Agreement shall terminate on the date that Article II of the Stockholders’ Agreement terminates pursuant to its terms. The parties hereto agree that the approval of Holdings LLC shall not be required under Section 2(g) of the Stockholders’ Agreement for any rendering of services to the Company, Solo Cup or their subsidiaries by any Affiliate of VCP so long as no compensation is payable by the Company, Solo Cup or their subsidiaries in connection with those services by VCP or any of its Affiliates.

3.2 Amendments. This Agreement may be amended only by a written instrument signed (a) by VCP, so long as it (or its Affiliates) owns any Equity Securities and (b) by Holdings LLC, so long as it (or its Affiliates) owns any Equity Securities; provided, however, that any amendment which adversely affects the Company or Solo Cup or imposes an additional obligation thereon must be approved in writing by the Company or Solo Cup respectively.

3.3 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being delivered to a recognized courier (whose stated terms of delivery are three days or less to the destination of such notice) or, in the case of telecopy notice, when received, addressed as follows to the parties hereto, or to such other address as may be thereafter notified by the respective parties hereto: If to VCP, Vestar Investment or Vestar Investment II, to:

Vestar Capital Partners IV, L.P.
245 Park Avenue
41st Floor
New York, New York 10167-4098
Attention: Norman Alpert
Jack M. Feder
Telecopy: (212) 808-4922

if to Holdings LLC:

SCC Holding Company LLC
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attention: Robert L. Hulseman
Telecopy: (847) 831-5849

with a copy to:

Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Attention: Robert F. Wall
Telecopy: (312) 558-5700

if to the Company or Solo Cup:

Solo Cup Investment Corporation
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attention: Jan S. Reed
Telecopy: (847) 831-5849

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Attention: William R. Kunkel
Telecopy: (312) 407-0411

3.4 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

3.5 Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

3.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature.

3.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, except for matters directly within the purview of the General Corporation Law of the State of Delaware (the “DGCL”), which shall be governed by the DGCL. The parties executing this Agreement agree to submit to the non-exclusive jurisdiction of the federal and state courts located in the State of New York in any action or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

SCC HOLDING COMPANY LLC

By:	/s/ Robert L. Hulseman
Name:	Robert L. Hulseman

By:	/s/ John F. Hulseman
Name:	John F. Hulseman

VESTAR CAPITAL PARTNERS IV, L.P.

By:	Vestar Associates IV, L.P., its general partner

By:	Vestar Associates Corporation IV, its general partner

By:	/s/ Norman W. Alpert
Name:	Norman W. Alpert
Title:	Managing Director

VESTAR CUP INVESTMENT, LLC

By:	Vestar Capital Partners IV, L.P., its managing member

By:	Vestar Associates IV, L.P. its general partner

Solely with respect to Sections 2 and 3:

By:	Vestar Associates Corporation IV, its general partner

By:	/s/ Norman W. Alpert
Name:	Norman W. Alpert
Title:	Managing Director

VESTAR CUP INVESTMENT II, LLC

By:	Vestar Capital Partners IV, L.P., its managing member

By:	Vestar Associates Corporation IV, its general partner

By:	/s/ Norman W. Alpert
Name:	Norman W. Alpert
Title:	Managing Director

SOLO CUP INVESTMENT CORPORATION

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	Chief Executive Officer and President

SOLO CUP COMPANY

By:	/s/ Robert M. Korzenski
Name:	Robert M. Korzenski
Title:	Chief Executive Officer and President